Certified Public Accountants and Advisors

A PCAOB Registered Firm

713-489-5635 bartoncpafirm.com Cypress, Texas

Exhibit 11.1

We consent to the use, in this Regulation A Offering Statement on Form 1-A/A, of our report dated September 19, 2025, with respect to our audits of the financial statements of HNO International, Inc. (the “Company”) as of October 31, 2024 and 2023, and for the years then ended, which includes an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in such Offering Statement.

Very truly yours,

Cypress, Texas

December 2, 2025

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